EXHIBIT 99.1

PRESS RELEASE

Contact: Phone:	Mark E. Hood Senior Vice President, Chief Financial Officer (314) 633-7255

Panera Bread Reports Third Quarter Earnings Per Share
Increased 35% to $0.23, and Agreement to Acquire 12 Bakery-Cafes
from Franchisee in Toledo, Ohio and Ann Arbor, Michigan

St. Louis, MO, October 30, 2003 — Panera Bread Company (Nasdaq:PNRA) today reported earnings per diluted share increased 35% to $0.23 for the 12 weeks ended October 4, 2003 compared to $0.17 for the 12 weeks ended October 5, 2002. Net income for the 12 weeks ended October 4, 2003 increased 36% to $7,017,000 compared to $5,167,000 for the 12 weeks ended October 5, 2002.

For the 40 weeks ended October 4, 2003 earnings per diluted share increased 38% to $0.66 compared to $0.48 for the 40 weeks ended October 5, 2002. Net income for the 40 weeks ended October 4, 2003 increased 40% to $20,013,000 compared to $14,265,000 for the 40 weeks ended October 5, 2002. Net income and earnings per diluted share for the 40 weeks ended October 4, 2003 reflect an after tax charge of $0.2 million or $0.01 per share recorded in the first quarter for the cumulative effect of a change in accounting principle for the adoption of SFAS 143 “Accounting for Asset Retirement Obligations”.

System-wide sales and total revenues, for the 12 and 40 weeks ended October 4, 2003, compared to the 12 and 40 weeks ended October 5, 2002, are as follows:

	12 Weeks Ended	12 Weeks Ended
	October 4, 2003	October 5, 2002	Percentage Increase

System-wide sales	$233,869,000	$179,774,000	30%
Total revenues	$84,028,000	$65,471,000	28%

	40 Weeks Ended	40 Weeks Ended
	October 4, 2003	October 5, 2002	Percentage Increase

System-wide sales	$721,492,000	$553,989,000	30%
Total revenues	$261,209,000	$204,750,000	28%

System-wide comparable bakery-cafe sales (excluding closed locations) increased 0.7% for the 12 weeks ended October 4, 2003 (2.2% increase for company-owned and 0.1% increase for franchised bakery-cafes). This marks the 31st consecutive quarter that Panera Bread (on a stand-alone basis) has reported positive comparable company bakery-cafe sales.

For the 40 weeks ended October 4, 2003, system-wide comparable bakery-cafe sales (excluding closed locations) increased 0.4% (1.6% increase for company-owned and 0.1% decrease for franchised bakery-cafes). Comparable bakery-cafes include those bakery-cafes that have been open for at least 18 four-week periods in the reporting period.

System-wide average weekly sales (excluding closed locations) for the 12 weeks ended October 4, 2003, were $35,826 per week. This equates to an annualized sales volume of $1,863,000, a 0.8% increase over the same period in the prior year. A summary of bakery-cafe average weekly sales and operating weeks is as follows:

	12 Weeks Ended	12 Weeks Ended
	October 4, 2003	October 5, 2002	Percentage Increase

Average weekly bakery-cafe sales	$35,826	$35,533	0.8%
Operating weeks	6,527.9	5,056.7	29%

System-wide average weekly sales (excluding closed locations) for the 40 weeks ended October 4, 2003, were $35,172 per week. This equates to an annualized sales volume of $1,829,000, a 1.1% increase over the same period in the prior year. A summary of bakery-cafe average weekly sales and operating weeks is as follows:

	40 Weeks Ended	40 Weeks Ended
	October 4, 2003	October 5, 2002	Percentage Increase

Average weekly bakery-cafe sales	$35,172	$34,784	1.1%
Operating weeks	20,508.8	15,914.4	29%

As of October 4, 2003, there were 558 Panera Bread bakery-cafes open. During the 12 weeks ended October 4, 2003, 29 new Panera Bread bakery-cafes were opened, and two franchise locations were closed.

The breakdown of bakery-cafes operating follows:

	Company-owned	Franchised	Total System

Bakery-cafes as of July 12, 2003	144	387	531
Bakery-cafes opened	5	24	29
Bakery-cafes closed	—	(2)	(2)
Bakery-cafes acquired (sold)	—	—	—

Bakery-cafes as of October 4, 2003	149	409	558

The total backlog of active additional franchise commitments in place, as of October 4, 2003, was 423.

Business Outlook

Ron Shaich, chairman and chief executive officer, commented, “We are pleased with our third quarter results. Earnings per diluted share increased 35% to $0.23. This performance was a record for our Company and comes on top of 2002’s third quarter EPS growth of 70%. During the third quarter we continued to focus on execution of our concept and delivering results today while building the operational and development capabilities necessary for expanded growth in the years ahead.”

Shaich continued, “Our development activity during the third quarter continued to be ahead of schedule. During the quarter we opened 29 bakery-cafes. We now expect that 2003 bakery-cafe openings will range between 125 and 128, exceeding the 120 openings targeted in 2003. Additionally, annualized average unit volumes of new bakery-cafes continue to be ahead of expectations. The 86 bakery-cafes opened thus far in 2003 have opened with annualized average unit volumes of $1,986,000. Indeed, greater than expected development activity and average unit volumes more than offset the modest increase in system-wide comparable bakery-cafe sales of 0.7% (2.2% company-owned and 0.1% franchise) experienced in the third quarter.”

Acquisition

Panera Bread Company also announced today that it has reached an agreement to purchase 12 franchise bakery-cafes (one of which is under construction) and the area development rights for the Toledo, Ohio and Ann Arbor, Michigan markets from its area developer. Panera will pay $14.1 million and assume certain liabilities, including those associated with bakery-cafe construction.

Ron Shaich, chairman and chief executive of Panera stated, “This transaction is a win for our Toledo area developer as it provides well deserved returns and liquidity for their efforts, and is also a win for Panera as it adds 12 locations to our company operations contiguous to our Detroit market. The company expects this transaction to be modestly accretive in 2004. As a result we have even greater confidence in our ability to meet our 2004 earnings per diluted share target of $1.31, a 30% increase over 2003 targeted results of $1.01.”

Information included in this release includes system-wide sales and commentary on franchised and system-wide comparable bakery-cafe sales increases, system-wide average weekly sales, and annualized average unit volumes. Management believes such system-wide sales information, particularly average weekly sales and annualized average unit volumes, is useful in assessing consumer acceptance of the Company’s bakery-cafe concept as it measures the impact of both comparable bakery-cafes and new bakery-cafes. System-wide sales information also provides an understanding of the Company’s revenues as royalties from franchisees are based on their sales.

The Company will discuss these results in a conference call today October 30, 2003, at 1:00 PM Central Standard Time. To access the call or view a copy of this release, which will be archived for one year, go to http://www.panerabread.com/about_investor.aspx.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K/A for the year ended December 28, 2002.

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 12 weeks ended		For the 40 weeks ended

	October 4, 2003	October 5, 2002	October 4, 2003	October 5, 2002

Revenues:
Bakery-cafe sales	$62,752	$50,270	$195,023	$157,939
Franchise royalties and fees	8,735	6,699	26,568	20,099
Fresh dough sales to franchisees	12,541	8,502	39,618	26,712

Total revenue	84,028	65,471	261,209	204,750
Costs and expenses:
Bakery–cafe expenses:
Cost of food and paper products	17,336	15,301	54,883	48,335
Labor	19,165	14,776	59,672	46,959
Occupancy	4,188	3,368	13,303	11,118
Other operating expenses	8,737	6,528	27,365	21,112

Total bakery–cafe expenses	49,426	39,973	155,223	127,524
Fresh dough cost of sales to franchisees	10,809	7,975	34,875	24,749
Depreciation and amortization	4,708	3,244	14,329	10,171
General and administrative expenses	7,322	5,735	23,177	18,628
Pre-opening expense	307	259	834	791

Total costs and expenses	72,572	57,186	228,438	181,863
Operating profit	11,456	8,285	32,771	22,887
Interest expense	7	11	36	25
Other expense (income), net	265	76	589	267
Minority interest	133	61	254	131

Income before income taxes and cumulative effect of accounting change	11,051	8,137	31,892	22,464
Income taxes	4,034	2,970	11,640	8,199

Income before cumulative effect of accounting change	7,017	5,167	20,252	14,265
Cumulative effect to December 28, 2002 of accounting change, net of applicable tax benefit	—	—	239	—

Net income	$7,017	$5,167	$20,013	$14,265

Per share data:
Basic earnings per common share:
Before cumulative effect of accounting change	$0.23	$0.18	$0.68	$0.49
Cumulative effect of accounting change	—	—	(0.01)	—
Net income	$0.23	$0.18	$0.67	$0.49
Diluted earnings per common share:
Before cumulative effect of accounting change	$0.23	$0.17	$0.67	$0.48
Cumulative effect of accounting change	—	—	(0.01)	—
Net income	$0.23	$0.17	$0.66	$0.48
Weighted average shares of common and common equivalent shares outstanding:
Basic	29,895	29,072	29,666	28,834
Diluted	30,794	30,094	30,398	29,902

PANERA BREAD COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding.

	For the 12 weeks ended		For the 40 weeks ended

	October 4, 2003	October 5, 2002	October 4, 2003	October 5, 2002

Revenues:
Bakery-cafe sales	74.7%	76.8%	74.7%	77.1%
Franchise royalties and fees	10.4	10.2	10.1	9.8
Fresh dough sales to franchisees	14.9	13.0	15.2	13.1

Total revenues	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Bakery–cafe expenses (1):
Cost of food and paper products	27.6%	30.4%	28.1%	30.6%
Labor	30.5	29.4	30.6	29.7
Occupancy	6.7	6.7	6.8	7.0
Other operating expenses	13.9	13.0	14.0	13.4

Total bakery-cafe expenses	78.8%	79.5%	79.6%	80.7%
Fresh dough cost of sales to franchisees (2)	86.2%	93.8%	88.0%	92.7%
Depreciation and amortization	5.6	5.0	5.5	5.0
General and administrative expenses	8.7	8.8	8.9	9.1
Pre-opening expenses	0.4	0.4	0.3	0.4

Total costs and expenses	86.4	87.3	87.5	88.8

Operating profit	13.6	12.7	12.5	11.2
Interest expense	—	—	—	—
Other expense (income), net	0.3	0.1	0.2	0.1
Minority interest	0.2	0.1	0.1	0.1

Income before income taxes and cumulative effect of accounting change	13.2	12.4	12.2	11.0
Income taxes	4.8	4.5	4.5	4.0

Income before cumulative effect of accounting change	8.4	7.9	7.8	7.0
Cumulative effect to December 28, 2002 of accounting change, net of tax	—	—	0.1	—

Net income	8.4%	7.9%	7.7%	7.0%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.